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                                  EXHIBIT 23.02

                CONSENT OF GALLAGHER & CO., INDEPENDENT AUDITORS

The Board of Directors
of Medscreen, Limited:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Forms S-8 of PharmChem, Inc. of our report dated February 12, 2001, relating to the balance sheet of Medscreen, Limited, a subsidiary of PharmChem, Inc., as of December 31, 2000, and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of PharmChem, Inc.



                                      GALLAGHER & CO.

London, England
March 12, 2001